Exhibit 5.1 and 23.2

CHACHAS LAW GROUP P.C. Attorneys at Law 11682 El Camino Real, Suite 100 San Diego, California 92130	Telephone: (858) 925-6400 Facsimile: (858) 356-9721

June 24, 2015

Sangui Biotech International, Inc.

Alfred-Herrhausen-Strasse44

Witten D-58455

Germany

Dear Directors:

You requested our opinion in connection with the filing of the Company’s Registration Statement on Form S-1 with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Act”), on or about the date hereof, as to the legality of the 30,000,000 shares of the Company’s common stock, no par value per share, (the “Shares”) being registered in the Registration Statement.

We have made such legal examination and inquiries as we have deemed advisable or necessary for the purpose of rendering this opinion and have examined originals or copies of the Registration Statement; the Articles of Incorporation and any amendments thereto; the Bylaws and any amendments thereto; the Company’s resolutions of the Board of Directors authorizing the issuance of shares and the registration described above; and such other corporate documents and matters as we have deemed necessary to render our opinion. In our examinations, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, photostatic, or conformed copies and the authenticity of the originals of all such latter documents.  In addition, we have relied upon certificates from various state authorities and public officials, and we have assumed the accuracy of the factual matters contained therein.

The opinions set forth herein are limited to matters governed by the laws of the State of Colorado. Our opinion is based on these laws as in effect on the date hereof and as of the effective date of the Registration Statement, and we assume no obligation to revise or supplement this opinion after the effective date of the Registration Statement should the law be changed by legislative action, judicial decision, or otherwise.

Based upon and subject to the foregoing, it is our opinion that the 30,000,000 shares of common stock being offered by the selling security holder and which are being registered in the Registration Statement have been duly authorized, and when distributed and sold in the manner referred to in the Registration Statement will be legally issued, fully paid, and non-assessable.

We hereby consent to the filing of this opinion letter as exhibit to the Registration Statement and to the reference to this firm under the caption “Legal Matters” in the prospectus constituting a part of the Registration Statement.  In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act.

Very truly yours,

____________________________________

Chachas Law Group P.C.